Exhibit 10.1

US GOLD CORPORATION

and

2083089 ONTARIO INC.

MANAGEMENT SERVICES AGREEMENT

November 5, 2009

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (the “Agreement”) is entered into as of the 5th day of November 2009, by and between 2083089 ONTARIO INC., a company incorporated under the laws of Ontario, Canada (“208”) and US GOLD CORPORATION, a company incorporated under the laws of the State of Colorado, U.S.A. (“US Gold”), each a “Party” together the “Parties”.

THE PARTIES AGREE AS FOLLOWS:

1.               208 shall, while this Agreement is in effect, directly or indirectly supply US Gold with such services and facilities (the “Services”) as US Gold may reasonably require. The Services shall include, but shall not be limited to, such assistance as may from time to time be agreed between the parties, including specifically:

a)              Office premises, including commercially reasonably insurance and for certainty, all related utility charges.

b)             Office equipment, computers, supplies, and communications;

c)              Sundry expenses and disbursements;

d)             Group employee benefits;

e)              Public and investor relations support;

f)                Market analysis and research;

g)             Corporate secretarial and legal support services;

h)             Sales and marketing;

i)                 Graphics design and information technology support; and

j)                 Such other services as US Gold may from time to time reasonably request and that 208 may reasonably provide in order to properly perform its functions as a mining exploration company.

(collectively, the “Services”).

2.               US Gold shall, while this Agreement is in effect, supply 208 with such financial, administrative and operational personnel (“Personnel”), which would reasonably be expected of a company engaged in the mining and mineral exploration business. The provision of these services by US Gold shall be deemed to reduce the cost of the Services received from 208, both of which are to be determined on a cost recovery basis.

3.               In consideration of the net cost of the Services to be provided by 208, partially offset by the net cost of the Personnel provided, US Gold will for the Term pay to 208 a monthly sum in Canadian dollars of $5,000, or an amount determined jointly by 208 and US Gold as set forth in paragraph 6.

4.               Despite anything in this agreement to the contrary, the personnel performing the Services set out in 1(e) and 1(g) above are and shall continue to be employees of

US Gold, as such term is generally understood under applicable laws in the Province of Ontario and the federal laws of Canada.

5.               It is hereby understood and agreed that nothing herein contained shall in any way inhibit or restrict the choice and discretion of the officers and directors of US Gold in conducting its business or in appointing any person as an officer or director of US Gold.

6.               208 shall provide copies, upon written request from US Gold, of its unaudited annual financial statements to US Gold’s board of directors. Within 45 days of each year-end, 208 and US Gold shall jointly review in good faith the cost of the Services and Personnel to determine whether the amount set forth in Paragraph 3 is appropriate or whether adjustments to the provisions of this Agreement are appropriate.  Should it be determined that the amount payable by US Gold in Paragraph 3 should be increased, US Gold shall not be obligated to pay an increased amount until the increase has been approved by US Gold’s Audit Committee of the Board of Directors at its next scheduled meeting.

7.               Any notice given hereunder shall be deemed to be given, if delivered personally to an officer of the Party to which the notice is to be given, transmitted by facsimile or email, or forwarded by registered mail.

8.               The term of this Agreement shall commence as of the date first above written and shall continue until December 31, 2010, or until terminated by 60 days’ prior written notice by any Party hereto at the sole discretion to the other parties hereto (the “Term”). In the event of any such termination, 208 shall render a final invoice with respect to Services provided hereunder and, subject to the provisions of paragraph 6 hereof, US Gold shall pay such amount within 30 days of receipt of such invoice.

9.               US Gold and 208 acknowledge that each may provide services to other parties and that certain of those parties may also be engaged in the mining, mineral exploration or oil and gas exploration business.

10.         208 agrees that all confidential information related to US Gold obtained by 208 in the performance of this Agreement shall be held in confidence unless such information is generally available to the public, or is established to be in the public domain. All information obtained by 208 in the process of providing the Services remains the property of US Gold.

11.         This Agreement shall endure to the benefit of and be binding upon the parties hereto and their respective successors.

12.         From time to time, any Party hereto shall, at the request of the other Parties hereto and with reasonable diligence, do all things and provide all assurances as may be reasonably required to carry out the obligations contemplated by this Agreement, and any Party hereto shall, at the request of the other Parties hereto and with reasonable diligence, execute and deliver such additional documents or instruments as may be reasonably necessary to carry out the terms of this Agreement.

13.         This Agreement shall be interpreted and constructed in accordance with the laws of the Province of Ontario, Canada and the laws of Canada applicable therein.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date and year first written above.

2083089 Ontario Inc.

Per: /s/ Stefan Spears

US Gold Corporation

Per: /s/ Perry Y. Ing